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                                                                Exhibit 10.26


                               SIEBELNET AGREEMENT

         THIS SIEBELNET AGREEMENT ("Agreement") is entered into this 31 day of January, 1999 (the "Effective Date"), by and between SIEBELNET, INC., a Delaware corporation ("SiebelNet") with its principal place of business at 1855 South Grant Street, San Mateo, CA 94402, and USINTERNETWORKING, INC. ("USi"), a Delaware corporation with its principal place of business at One USi Plaza, Annapolis, MD 21401-7478

                                    RECITALS

WHEREAS, SiebelNet owns or has the right to grant licenses to certain sales, marketing and customer service software applications and related computer software;

WHEREAS, USi has entered into the Existing Agreement (as defined below), pursuant to which USi has obtained certain rights;

WHEREAS, USi and SiebelNet previously entered into a preliminary agreement dated December 23, 1998 (the "Preliminary Agreement") relating to the subject matter hereof, which the parties contemplated would be superseded by this Agreement;

WHEREAS, USi and SiebelNet now wish to enter into this Agreement, pursuant to which USi will refrain from exercising certain rights under the foregoing Software License and Services Agreement, and shall provide certain applications hosting services as hereinafter described;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, SiebelNet and USi hereby agree as follows:

                                    AGREEMENT

1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

     "AFFILIATES" shall mean, with respect to a party hereto, any entity controlled by, controlling, or under common control with such party; provided, however, that such entity shall be deemed to be an Affiliate only so long as such control exists.

         "AUTHORIZED INDIVIDUAL" shall mean an individual who is permitted to have access to and use the Programs pursuant to the terms of a User Agreement.

     "AVAILABILITY" shall have the meaning assigned to it in EXHIBIT C [CONFIDENTIAL TREATMENT].

     "BUSINESS HOURS" shall have the meaning assigned to it in EXHIBIT C [CONFIDENTIAL TREATMENT].

     "BUSINESS PLAN" shall have the meaning assigned to it in Subsection 5.2 ("Business Plan").

     "CERTIFICATION SERVICES" shall mean the review and analysis by USi of software and hardware owned or installed by a User and the provision by USi of a written opinion to the effect

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[CONFIDENTIAL TREATMENT] means that confidential material has been filed separately with the Securities and Exchange Commission.

                                      C-1

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that the use of such software and/or hardware in conjunction with the Programs may have a negative impact on the quality of the response time or other operating characteristics of the Programs as made available to such User pursuant to a User Agreement, as further described in EXHIBIT F hereto.

     "CONFIDENTIAL INFORMATION" shall have the meaning assigned to it in
Section 9.1 of the Existing Agreement.

     "DESIGNATED EQUIPMENT" shall mean the Hardware described as such in EXHIBIT D ("Designated EQUIPMENT"), or such other or replacement equipment as USi may use, with SiebelNet's prior written permission, to provide Services hereunder.

     "DESIGNATED PURPOSE" shall mean the provision of Services for the benefit of Users pursuant to the terms of this Agreement and the User Agreement, and shall in no event include any other activity.

     "DESIGNATED SITE" shall mean, subject to Subsection 9.1 ("Designated Site"), USi's business location with the street address of One USi Plaza, Annapolis, MD 21403 or 1375 McCandless Drive, Milpitas, CA 95035, or such other location as SiebelNet may approve beforehand and in writing.

     "DOCUMENTATION" shall mean any instructive or illustrative materials, in written, magnetic or electronic format, which describe the computer software contained in the Programs and are generally provided to licensees of such Programs.

     "EFFECTIVE DATE" shall have the meaning assigned to it in the first paragraph of this Agreement.

         "ELEMENT" shall have the meaning assigned to it in EXHIBIT C [CONFIDENTIAL TREATMENT].

         "ENTERPRISE RELATIONSHIP MANAGEMENT PRODUCTS" shall mean the Programs specified in EXHIBIT A or any other software products which Siebel or SiebelNet may release from time to time which relate to the automation of corporate sales, marketing or customer service functions.

         "EXISTING AGREEMENT" shall mean the Software License and Services Agreement executed dated as of June 30, 1998 by and between USi and Siebel Systems, Inc. ("Siebel").

         "FORCE MAJEURE EVENT" shall mean any condition arising outside the reasonable control of and without fault or negligence by a party hereto including, without limitation, acts of God, acts of the public enemy, acts of the United States of America, or any state, territory or political division of the United States of America or of the District of Columbia, fires, floods, earthquakes, epidemics, quarantine restrictions, freight embargoes, and unusually severe weather conditions.

         "HARDWARE" shall mean computer hardware, networking equipment and associated system software on which the Programs are installed for use by a User in connection with USi's provision of Services hereunder, which may include without limitation hardware and/or software which is: (a) procured by USi from one or more third parties with the prior, written consent of


                                       2.

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SiebelNet (such consent not to be unreasonably withheld); or (b) originally provided to SiebelNet by [CONFIDENTIAL TREATMENT] as described in EXHIBIT E hereto [CONFIDENTIAL TREATMENT], which may be procured by USi from Siebel or SiebelNet under terms and conditions to be agreed to in good faith by such parties.

         "INDEMNIFYING PARTY" shall mean the party to whom an Indemnitee shall give notice of a claim that is covered by Subsection 14.1 ("By SiebelNet") or Subsection 14.2 ("By USi").

         "INDEMNITEE" shall mean the party against whom a third party makes a claim covered by Subsection 14.1 ("By SiebelNet") or Subsection 14.2 ("By USi") as to which an Indemnified Party seeks indemnification.

     "INITIAL TERM" shall have the meaning assigned to it in Section 16 ("Term and Termination").

     "MAINTENANCE SERVICES" shall mean the maintenance services defined in EXHIBIT G which USi and SiebelNet shall provide to Users in connection with each such User's use of the Programs.

     "OBJECT CODE" shall mean computer software programs, not readily perceivable by humans, and suitable for machine execution without the intervening steps of interpretation or compilation.

     "PROGRAMS" shall mean the computer software (in Object Code format only) described in EXHIBIT A ("Programs") and other computer software delivered to USi from time to time, including any and all Updates and Documentation provided to USi hereunder.

     "RENEWAL TERM" shall have the meaning assigned to it in Section 16 ("Term and Termination").

     "SERVICES" shall mean all aspects of USi's performance under this Agreement, including without limitation the provision of Program hosting, Maintenance Services and related services.

     "SOURCE CODE" shall mean computer software programs not in machine readable format and not suitable for machine execution without the intervening steps of interpretation or compilation.

     "TERM" shall mean the period of time commencing with the Effective Date and ending with the later of: (a) the last day of the Initial Term; or
(b) the last day of the latest Renewal Term.

         "TRAINED PARTY" shall have the meaning assigned to it in Section 6 ("Training and Leads").

         "TRAINING PARTY" shall have the meaning assigned to it in Section 6 ("Training and Leads").


                                       3.

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     "UPDATES" shall mean any new version, release, update, enhancement, correction or modification of the Programs, or entirely new products identified by SiebelNet as such, which SiebelNet may, in its sole discretion, provide to USi hereunder; provided SiebelNet shall be required to provide to USi any Updates that SiebelNet makes generally available to its customers or other service providers.

     "USER" shall mean any person or entity which has entered into and is party to a valid and effective User Agreement.

     "USER AGREEMENT" shall mean an agreement between a User and SiebelNet, with a minimum duration of six (6) months following the effective date thereof, which may include, at SiebelNet's discretion, certain product and development obligations.

         "USi FEE ADJUSTMENT" shall have the meaning assigned in EXHIBIT C [CONFIDENTIAL TREATMENT].

         "USi FEES" shall have the meaning assigned in Subsection 5.3
("Payment").

2. EXISTING AGREEMENT. During the Term of this Agreement, USi agrees not to offer or sell licenses or products which incorporate, in whole or in part, Siebel software products and will not provide access to Siebel software products to "Users" as defined in Section 1.17 of the Existing Agreement ("USi Users"). Notwithstanding the foregoing, USi shall continue to have the right to provide access to Siebel software products in accordance with the terms of the Existing Agreement to (i) individuals or entities that are designated as USi Users as of the date of this Agreement ("Existing USi Users"), and (ii) additional USi Users solely to the extent that the licenses purchased by USi pursuant to the Existing Agreement have not been deployed to Existing USi Users ("Additional USi Users"); provided, however, that once such Siebel software licenses have been initially deployed to such Existing USi Users or Additional USi Users, USi shall not have the right under the Existing Agreement to subsequently redeploy, reassign, redesignate or otherwise transfer any such licenses to any party, including USi or its Affiliates.

         USi shall not have the right to make additional license purchases pursuant to Section 5 of the Additional Terms and Conditions to Exhibit A (Order Form) of the Existing Agreement, except for future purchases of licenses that are permanently deployed solely for the internal business operations of USi and which may never be subsequently redeployed, reassigned, redesignated or otherwise transferred to any third party.

3.       PROVISION OF SERVICES.

         3.1 DELIVERY OF PROGRAMS. All Programs delivered by SiebelNet to USi pursuant to this Agreement shall be deemed accepted by USi within thirty days of delivery, and USi hereby waives all right of revocation. SiebelNet may deliver additional copies of the Programs, including without limitation Updates, which USi shall install at the Designated Site as soon as reasonably practicable or as otherwise directed by SiebelNet.

         3.2 HARDWARE AND SOFTWARE. USi shall be responsible, at its own expense, for the acquisition, installation, operation and maintenance of the Designated Equipment at the Designated Site to provide Services and to carry out all of USi's obligations hereunder; except as such obligations relate to the acquisition of the [CONFIDENTIAL TREATMENT] and any maintenance related


                                       4.

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such [CONFIDENTIAL TREATMENT] that is covered by a maintenance contract between [CONFIDENTIAL TREATMENT]and [CONFIDENTIAL TREATMENT] which is in existence as of the date of this Agreement. Without limiting the generality of the foregoing, in the event the parties mutually agree that USi should acquire the [CONFIDENTIAL TREATMENT] from [CONFIDENTIAL TREATMENT], the parties agree to negotiate in good faith the pricing and terms of such acquisition.

         3.3 PROGRAM LICENSE. In consideration of all obligations of USi hereunder, SiebelNet hereby grants to USi (and certain USi subsidiaries as approved in writing in advance by SiebelNet) a revocable, non-exclusive, non-transferable license (without the right to grant sublicenses) to use, execute and display the Programs in Object Code format: (a) solely on the Designated Equipment; (b) solely at the Designated Site; (c) solely for the Designated Purpose; and (d) solely during the Term. The foregoing license includes the right to make a reasonable number of copies of the Programs for internal back-up and archival purposes only, provided that all such copies shall bear the original and unmodified copyright, patent and other intellectual property markings as when originally delivered by SiebelNet. It is understood that such unused copies do not need to be on Designated Equipment or at the Designated Site. USi represents and warrants that any and all USi subsidiaries which are granted a license pursuant to this Section shall comply with the terms of such license and the other terms of this Agreement, and that USi shall be liable for the breach by any such subsidiary of the terms of such license or other terms of this Agreement.

         3.4 SERVICES. USi shall provide the Services as further described in EXHIBIT C [CONFIDENTIAL TREATMENT] and EXHIBIT G, which shall include the installation and operation of the Programs on the Designated Equipment, at the Designated Site, in order to make the use of such Programs available to Users pursuant to the User Agreement.

         3.4 NO REVERSE ENGINEERING. USi hereby acknowledges that the Programs contain valuable trade secret and confidential information of SiebelNet and Siebel. USi agrees not to reverse compile, reverse engineer, reverse assemble, or otherwise attempt, directly or indirectly, to obtain or create Source Code for the Programs or to otherwise discover or reveal such information.

         3.5 TRADEMARK LICENSE. Each party (the "Licensing Party") hereby grants to the other party (the "Licensed Party") a worldwide, non-transferable, non-exclusive, non-sublicenseable license to use the trademarks, service marks, trade names, and other product source identifiers of the Licensing Party (collectively, the "Marks") to identify the corresponding goods and services of the Licensing Party solely for the purpose of carrying out the obligations of the Licensed Party hereunder, subject to the publicity agreement provisions of
Section 19.7.

         Each Licensing Party may terminate the foregoing license if, in its sole discretion, the Licensed Party's use of the Marks of the Licensing Party does not conform to the Licensing Party's standards; provided, however, that the Licensing Party must first state in writing the basis for such termination and provide the Licensed Party a reasonable opportunity to cure. Title to and ownership of the Licensing Party's Marks shall remain with the Licensing Party or its licensors. The Licensed Party shall not form any combination marks or composite marks with the Marks of the Licensing Party. The Licensed Party shall not take any action inconsistent with

                                       5.

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the Licensing Party's ownership of its Marks and any benefits accruing from use of such Marks shall automatically vest in the Licensing Party.

         3.7 NO IMPLIED LICENSES. The Programs, including all copies thereof, are and shall remain at all times the exclusive property of SiebelNet or its suppliers. USi acquires no rights to or licenses of such Programs except those expressly granted herein.

         3.8 CERTIFICATION SERVICES. As SiebelNet's reasonable request, USi agrees that it shall provide to Users the Certification Services, at prices not to exceed the prices set forth in EXHIBIT F. SiebelNet agrees that USi shall be the exclusive third party provider of such Certification Services during the Term of this Agreement, for so long as Siebel is reasonably satisfied with USi's provision of Certification Services
[CONFIDENTIAL TREATMENT].

         In the event [CONFIDENTIAL TREATMENT] shall have the option of providing Services to such User by notifying [CONFIDENTIAL TREATMENT] in writing within three (3) business days following [CONFIDENTIAL TREATMENT] receipt of notice from [CONFIDENTIAL TREATMENT] of such objection. In the event [CONFIDENTIAL TREATMENT] elects to provide Services to such User, [CONFIDENTIAL TREATMENT] agrees that the Certification Services may be provided to such User by [CONFIDENTIAL TREATMENT]. In the event
[CONFIDENTIAL TREATMENT] elects not to provide Services to such User or fails to make a timely election to provide Services to such User, [CONFIDENTIAL TREATMENT] agrees to waive its rights under Section 4.2 hereof with respect to such User.

         USi further agrees to offer its implementation methodology known as RAPIDi to any and all Users, at prices and terms to be negotiated and agreed to by USi and each such User.

         3.9 PROGRAM SERVICES. In addition to all other obligations of SiebelNet hereunder, USi agrees that it will, upon request from SiebelNet and without any payment of any kind to USi except for the USi Fees, provide in-person, telephone, or email assistance and support to SiebelNet or Siebel personnel as is reasonably necessary to assist in the sales and marketing by SiebelNet of the services described in this Agreement.

         3.10 SALES REPRESENTATIVES. Each party agrees that the compensation of its respective sales representatives shall be the sole and exclusive responsibility of such party. Each party further agrees to compensate its sales representatives with respect to sales of services described in this Agreement in a manner consistent with such party's usual practices.

         4 EXCLUSIVITY.

         4.1 BY USi. During the Term, USi shall not, and shall ensure that USi Affiliates shall not, sell, lease, rent, license, sublicense, host, market or otherwise make available or offer to make available to any third party any computer software products (other than the Programs pursuant to this Agreement) or offer services relating to any product which: (a) perform functions substantially similar to those performed by any Enterprise Relationship Management Products; (b) are part of a larger system which performs functions substantially similar to those performed by any Enterprise Relationship Management Products; or (c) are competitive in whole or in part with any Enterprise Relationship Management Products.

                                       6.

         4.2 BY SIEBELNET. During the Term, but subject to Exhibit C [CONFIDENTIAL TREATMENT], SiebelNet agrees not to enter into any agreements with any third parties for the provision during the Term of application hosting and rental services substantially similar to the Services to business entitles having their respective headquarters located in North America. Upon the reasonable request of USi during the Term, SiebelNet agrees from time to time during the first year of the Term, to evaluate in good faith the technical and other capabilities of USi to provide Services to entities having their respective headquarters outside of North America, and in the event that SiebelNet deems such capabilities acceptable in SiebelNet's reasonable discretion, SiebelNet agrees to appoint USi as a preferred provider of Services to such entities on a non-exclusive basis under similar terms and conditions, as applicable, to this Agreement.

5.       PRICING AND PAYMENTS.

         5.1 PRICING. The initial fees for the Services shall be as set forth in EXHIBIT B hereto, which may be modified from time to time as set forth in Subsection 5.2 below.

         5.2 BUSINESS PLAN. The parties agree to meet promptly after the Effective Date in person or by telephone, and to negotiate in good faith a business plan ("Business Plan") which shall include prices, terms and other details for the provision of Services hereunder and which is mutually acceptable to both parties. The parties further agree to communicate from time to time during the first year of the Term no less frequently than one (1) time each ninety (90) days to discuss such Business Plan and to adjust such pricing as they mutually agree in good faith. The parties further agree that after the first year of the Term, they shall meet as reasonably necessary to adjust such pricing. In the event that the parties are unable to reach agreement on the Business Plan or any such pricing adjustments within sixty (60) days following the commencement of good faith negotiations relating thereto, then either party may terminate this Agreement without cause pursuant to Subsection 16(a) ("Termination for Convenience"). The parties agree that any upward adjustments of such pricing (i) must be in response to an attendant rise in USi's cost of providing the Services, and (ii) shall not exceed [CONFIDENTIAL TREATMENT] per annum in the aggregate.

         5.3 PAYMENT. SiebelNet shall pay to USi the fees due and owing hereunder, subject to reduction by the USi Fee Adjustment (collectively, "USi Fees"), according to EXHIBIT B ("Pricing"). USi agrees to issue invoices in advance to SiebelNet for payment of USi Fees on a monthly basis for the following month's Services (including any adjustment necessary for the prior month's Services), and SiebelNet shall pay each properly documented invoice no later than [CONFIDENTIAL TREATMENT] days from the date of SiebelNet's receipt of such invoice. Notwithstanding the foregoing, the parties agree to adjust such invoicing and payment schedule to the extent required to ensure that SiebelNet's payments to USi for the Services provided hereunder are not due and payable prior to the date on which Users are required to pay SiebelNet for such services pursuant to the respective User Agreements.

6.       TRAINING AND LEADS.

         6.1 CROSS TRAINING. Each party (the "Training Party") shall provide reasonable instruction to the sales representatives and pre-sales engineers of the other party (the "Trained Party") regarding the products and services offered by the Training Party that relate to the subject matter of this Agreement.

                                       7.

         6.2 OTHER TRAINING. USi shall develop an internal training course for its employees regarding the use and support of the Programs. This training will be consistent with SiebelNet's then-current training policies. Should this training integrate or include SiebelNet-supplied materials or courses or otherwise require payment by USi to SiebelNet pursuant to SiebelNet's then current training policies, USi agrees to pay SiebelNet the associated fees therefor, using the discounts defined within Section 4(a) and 4(b) of Exhibit A to the Existing Agreement.

         6.3 PRODUCT MANAGERS. Each party shall appoint at least one (1) appropriately qualified full-time product manager whose sole responsibility shall be to define and market the Services.

         6.4 LEADS. USi will promptly provide to SiebelNet any and all potential Services leads arising from or with respect to any sales by USi of its iMAP product line or other operations.

7. TAXES. In addition to any other payments due under this Agreement, USi agrees to pay, and to indemnify and hold SiebelNet and its Affiliates harmless from, any sales, use, excise, import or export, value added or similar tax or duty based on USi's provision of Services to SiebelNet, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all governmental permit fees, license fees and customs and similar fees levied upon the delivery by SiebelNet of the Programs to USi, which SiebelNet or its Affiliates may incur in respect of this Agreement. SiebelNet agrees to pay, and to indemnify and hold USi and its Affiliates harmless from, any taxes based on the services or Programs provided by SiebelNet to its Users.

8. [CONFIDENTIAL TREATMENT]. At all times during the term, USi shall provide [CONFIDENTIAL TREATMENT] consistent with the [CONFIDENTIAL TREATMENT].

9.       SERVICE LOCATIONS, SAFETY AND SECURITY.

         9.1 DESIGNATED SITE. USi shall provide Services from: (a) the Designated Site; or (b) with SiebelNet's permission, another site, on a temporary basis when the Designated Site is unavailable (such other site to be considered a Designated Site for purposes of this Agreement).

         9.2 SAFETY AND SECURITY. USi shall at all times maintain and enforce at the Designated Site safety and security procedures that are at least: (a) equal to industry standards for such locations; (b) as rigorous as those procedures which are in effect for other similar locations owned or controlled by USi as of the Effective Date and at any time during the Term; and (c) compliant with other reasonable safety and security requirements as to which SiebelNet may inform USi at any time during the Term.

10.     RECORDS AND AUDITS.

         10.1 RECORDS. At all times during the Term, and for three (3) years thereafter, USi shall keep written books and records documenting the pertinent aspects of its performance hereunder for the previous three years, including without limitation, billing and payment records, data used for calculations of Availability, description of Services for each User, Hardware

                                       8.

acquisition, security and access records, maintenance records and travel and expense records (collectively, "Records"), according to Generally Accepted Accounting Principles. At a maximum of once every six (6) months during the Term, USi agrees to provide copies of such Records to SiebelNet promptly following the receipt by USi of a SiebelNet reasonable request therefor.

         10.2 AUDITS. At a maximum of once every six (6) months during the Term, and upon reasonable notice from SiebelNet, USi shall provide, and shall cause its employees and agents to provide, SiebelNet auditors and inspectors, as SiebelNet may from time to time designate, with access to the Designated Site and all Records during USi's normal business hours for the purpose of performing audits or inspections of the Services (including without limitation data processing, the procurement of new systems, disaster recovery, maintenance and support, and the systems and physical environments in or in which the Services are performed). USi shall provide, and shall cause its employees and agents to provide, at the sole expense of SiebelNet, to such auditors and inspectors any assistance as they may reasonably require. Any information disclosed by USi to such auditors and inspectors shall be protected by the confidentiality provisions set forth in Section 11.

11. CONFIDENTIAL INFORMATION. The parties agree that they are bound by the provisions contained in Section 9.1 of the Existing Agreement, and agree that such confidentiality obligations shall apply to all activities taken and disclosures made in furtherance of this Agreement. USi further agrees that the following information shall be deemed to be the Confidential Information of Siebel, as defined in Section 9.1 of the Existing Agreement: (i) all information which Siebel is required to treat confidentially pursuant to a User Agreement (which shall be protected by USi in a manner consistent with the terms of such User Agreement), and (ii) all information regarding the existence, terms and pricing of this Agreement.

12. CONSULTING. USi agrees that it will continue to engage in its current consulting business with respect to the products of SiebelNet and Siebel Systems, Inc., apart from any rights and obligations contained herein.

13.      REPRESENTATIONS AND WARRANTIES.

         13.1 BY SIEBELNET. SiebelNet represents and warrants that: (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware; (b) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (c) the execution, delivery, and performance of this Agreement have been duly authorized by SiebelNet; (d) no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; and (e) in connection with its obligations under this Agreement, it shall comply with all applicable Federal, State, and local laws and regulations and shall obtain all applicable permits and licenses.

         13.2 BY USI. USi represents and warrants that: (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware; (b) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (c) the execution, delivery, and performance of this Agreement have been duly authorized by USi;
(d) no approval, authorization, or consent of any governmental or regulatory


                                       9.

authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; (e) in connection with its obligations under this Agreement, it shall comply with all applicable Federal, State, and local laws and regulations and shall obtain all applicable permits and licenses; (f) it shall provide the services contemplated by this Agreement in a manner consistent with the generally accepted industry standards and USi's best practices, (g) it shall be at all times either the owner of the Hardware or shall be at all times authorized by the owner of the Hardware to use the Hardware in accordance with the terms of this Agreement (except to the extent such Hardware is the [CONFIDENTIAL TREATMENT] or other Hardware provided by [CONFIDENTIAL TREATMENT]).

         EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN THIS SECTION 13, BOTH PARTIES MAKE NO OTHER, AND DISCLAIM ALL, WARRANTIES WITH RESPECT TO THE SERVICES OR SOFTWARE, EXPRESS, IMPLIED, STATUTORY OR IN ANY OTHER PROVISION OF THIS AGREEMENT INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.      INDEMNIFICATION.

         14.1 BY SIEBELNET. SiebelNet shall indemnify USi from, and defend USi against, any liability or expenses (including reasonable attorneys' fees) finally awarded against USi to a third party by a court of competent jurisdiction arising out of or relating to any claim by a third party: (a) that SiebelNet's provision of Programs, including without limitation the Programs listed on EXHIBIT A (but not including any goods or services provided by USi) directly infringes any U.S. or Canadian patent issued as of the Effective Date or any copyright, trade secret or trademark of a third party; (b) relating to any amounts including taxes, interest, and penalties assessed against USi which are obligations of SiebelNet pursuant to Section 7 ("TAXES"); (c) relating to the inaccuracy or untruthfulness of any representations or warranties made by SiebelNet pursuant to Subsection 13.1 ("By SiebelNet"); and (d)(i) relating to any violation of Federal, State, or other laws or regulations of any nature, including without limitation those for the protection of persons or members of a protected class or category of persons by SiebelNet or its employees, subcontractors or agents, (ii) relating to illegal discrimination or harassment by SiebelNet, its employees, subcontractors or agents, (iii) relating to work-related injury (except as may be covered by USi's workers' compensation obligations) or death caused by the negligence or willful acts of SiebelNet, its employees or agents; (iv) relating to tangible personal or real property damage resulting from SiebelNet's acts or omissions inconsistent with this Agreement (subject to (d)(iii) above).

         14.2 BY USI. USi shall indemnify SiebelNet from, and defend SiebelNet against, any liability or expenses (including reasonable attorneys' fees) finally awarded against USi to a third party by a court of competent jurisdiction arising out of or relating to any claim by a third party: (a) that USi's provision of Services (but not including any goods or services provided by SiebelNet) infringes upon or misappropriates the proprietary rights, including any and all worldwide patent, copyright, trade secret, trademark, or similar rights of any third party; (b) relating to any amounts including taxes, interest, and penalties assessed against SiebelNet which are obligations of USi pursuant to Section 7 ("Taxes"); (c) relating to the inaccuracy or untruthfulness of any representations or warranty made by USi pursuant to Subsection 13.2 ("By


                                      10.

USi"); and (d)(i) relating to any violation of Federal, State, or other laws or regulations of any nature, including without limitation those for the protection of persons or members of a protected class or category of persons by USi or its employees, subcontractors or agents, (ii) relating to illegal discrimination or harassment by USi, its employees, subcontractors or agents, (iii) relating to work-related injury (except as may be covered by SiebelNet's workers' compensation obligations) or death caused by the negligence or willful acts of USi, its employees or agents; (iv) relating to tangible personal or real property damage resulting from USi's acts or omissions inconsistent with this Agreement (subject to (d)(iii) above).

         14.3 PROCEDURE. If any third party makes a claim covered by Subsection
14.1 ("By SiebelNet") or Subsection 14.2 ("By USi") against an Indemnitee with respect to which such Indemnitee intends to seek indemnification under Subsection 14.1 ("By SiebelNet") or Subsection 14.2 ("By USi"), such Indemnitee shall give notice of such claim to the Indemnifying Party (under Subsection 14.1 ("By SiebelNet") or Subsection 14.2 ("By USi")), including a brief description of the amount and basis therefor, if known. Upon giving such notice, the Indemnifying Party shall be obliged to defend such Indemnitee against such claim, and shall be entitled to assume control of the defense or settlement of the claim with counsel chosen by the Indemnifying Party, reasonably satisfactory to the Indemnitee. Indemnitee shall cooperate fully with, and assist, the Indemnifying Party in its defense against or settlement of such claim in all reasonable respects at the Indemnifying Party's expense. The Indemnifying Party shall keep the Indemnitee fully apprised at all times as to the status of the defense or settlement. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee; provided, however: (a) if the parties agree that it is advantageous to the defense for the Indemnitee to employ its own counsel; or (b) in the reasonable judgment of the Indemnitee, based upon an opinion of counsel which shall be provided to the Indemnifying Party, representation of both the Indemnifying Party and the Indemnitee would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them, then reasonable fees and expenses of the Indemnitee's counsel shall be at the expense of the Indemnifying Party, provided that the Indemnifying Party approves such counsel (such consent not to be unreasonably withheld). Neither the Indemnifying Party nor any Indemnitee shall be liable for any settlement of any action or claim effected without its consent. Notwithstanding the foregoing, the Indemnitee shall retain, assume, or reassume sole control over, all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in Subsection 14.1 ("By SiebelNet") or Subsection 14.2 ("By USi"). Until both: (y) the Indemnitee receives notice from the Indemnifying Party that it will defend; and (z) the Indemnifying Party assumes such defense or settlement, the Indemnitee may, at any time after sixty
(60) days from the date notice of claim is given to the Indemnifying Party by the Indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the Indemnifying Party, settle or otherwise compromise or pay the claim. The Indemnifying Party shall pay all costs of the Indemnitee arising out of or relating to that defense and any such settlement, compromise, or payment. The Indemnitee shall keep the Indemnifying Party fully apprised at all times as to the status of the defense. Following indemnification as provided in Subsection 14.1 ("By SiebelNet") or Subsection 14.2 ("By USi"), the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to the matters for which indemnification has been made.


                                      11.

         14.4 THE FOREGOING PROVISIONS OF THIS SECTION 14 STATE THE ENTIRE LIABILITY AND OBLIGATION OF EACH PARTY WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY PATENTS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

15. DISPUTE RESOLUTION. All disputes between the parties shall initially be referred jointly to one (1) senior executive from each party. If such executives are unable to resolve the dispute in good faith within ten (10) days (or such longer time as the parties may mutually agree in writing) following the referral of the matter to them, then in such case either party may pursue all remedies available to it, in law and equity.

16.      TERM AND TERMINATION.

         16.1 TERM. The initial term of this Agreement ("Initial Term") shall be for thirty-six (36) months from the Effective Date, which shall be renewable at SiebelNet's election for additional twelve (12) month periods thereafter ("Renewal Period"). SiebelNet shall inform USi at least sixty (60) days prior to the end of the Initial Term or any Renewal Period whether SiebelNet will renew the Agreement.

         At the expiration of the Initial Term or Renewal Period or upon termination of the Agreement by SiebelNet other than as provided in this Agreement, SiebelNet will retain the option to move Users off the Designated Site prior to the expiration of such User's User Agreement upon payment of an early withdrawal fee, which would be paid month by month, User by User, through the non-cancelable term of each User's then-existing User Agreement at a rate of [CONFIDENTIAL TREATMENT] of the end-user hosting fee specifically contracted for between USi and SiebelNet relating to such User.

         16.2     TERMINATION.

         (a) TERMINATION FOR CONVENIENCE. This Agreement may be terminated by SiebelNet with one hundred eighty (180) days prior written notice to the other party; provided, however, that in no event shall this Agreement be terminated without cause prior to three (3) years following the Effective Date. Notwithstanding the foregoing, either party may terminate this Agreement without cause if at any time after the Effective Date
[CONFIDENTIAL TREATMENT] fails to provide staging and training at the Designated Site and at [CONFIDENTIAL TREATMENT] sole expense, to the extent such staging and training are reasonably required in [CONFIDENTIAL TREATMENT] judgment to enable [CONFIDENTIAL TREATMENT] to use the [CONFIDENTIAL TREATMENT] in order to provide Services hereunder. [CONFIDENTIAL TREATMENT] will use its best efforts to have [CONFIDENTIAL TREATMENT] authorize [CONFIDENTIAL TREATMENT]to log trouble and service calls directly with [CONFIDENTIAL TREATMENT] in connection with the [CONFIDENTIAL TREATMENT], and to arrange for [CONFIDENTIAL TREATMENT] personnel to stage and implement such [CONFIDENTIAL TREATMENT].

         (b) TERMINATION FOR BREACH. In addition to [CONFIDENTIAL TREATMENT] termination rights set forth in EXHIBIT C hereto, either party may terminate this Agreement for the material breach of the other party, which material breach has remained uncured for period of thirty (30) days from the date of delivery of written notice thereof to the breaching party. If
[CONFIDENTIAL TREATMENT] terminates the Agreement pursuant to this Section 16.2(b), [CONFIDENTIAL TREATMENT].

                                      12.

              (c)  EFFECT OF TERMINATION.

              (i) FOR CONVENIENCE. In the event of any non-renewal of this Agreement as described in Subsection 16.1 ("Term") or any termination of this Agreement by either party without cause as described in Subsection 16.2(a) ("Termination for Convenience"), except as otherwise provided in Sections 16.2(c)(iii) and 17, all licenses granted by SiebelNet hereunder shall immediately terminate, and USi shall immediately return to SiebelNet all material belonging to SiebelNet or its licensors, including without limitation all copies of the Programs and SiebelNet Confidential Information, and shall promptly certify to SiebelNet in writing that USi has done so. Any User Agreement already entered into by as of the date of such non-renewal or termination shall remain in effect provided that all associated Users have at all times remained in strict compliance with the terms thereof.

              (ii) FOR MATERIAL BREACH. In the event of any termination of this Agreement as provided in Subsection 16.2(b) ("Termination for Breach"), except as otherwise provided in Sections 16.2(c)(iii) and 17, all licenses granted by SiebelNet hereunder shall immediately terminate, and USi shall immediately return to SiebelNet all material belonging to SiebelNet or its licensors, including without limitation all copies of the Programs and SiebelNet Confidential Information, and shall promptly certify to SiebelNet in writing that USi has done so. Any User Agreements already entered into by User as of the date of the foregoing material breach shall remain in effect provided that all associated Users have at all times remained in strict compliance with the terms thereof.

              (iii) TRANSITION SERVICES. In the event of any non-renewal of this Agreement or any termination of this Agreement for any reason other than a breach by SiebelNet of its exclusivity obligations pursuant to Section 4.2 ("By SiebelNet") or its payment obligations pursuant to Section 5.3 ("Payment"), the provisions of Section 17 ("Transition Services") shall apply.

         17. TRANSITION SERVICES. Upon the expiration or termination of this Agreement for any reason other than a breach by SiebelNet of its exclusivity obligations pursuant to Section 4.2 ("By SiebelNet") or its payment obligations pursuant to Section 5.3 ("Payment"):

         17.1 USi shall continue to perform its obligations hereunder with respect to the provision of Services for each User for the duration of the term of the then-current User Agreement for such User, in accordance with the terms of such User Agreement, PROVIDED that SiebelNet continues to pay USi under
Section 5.3 ("Payment") of the Agreement for the provision of any such Services associated with each User for the duration of the term of the then-current applicable User Agreement and the licenses granted by SiebelNet pursuant to
Section 3.3 ("Program License") hereunder survive during such period to the extent necessary to provide such transition services;

         17.2 USi shall cooperate fully with SiebelNet in effecting the orderly transfer of the Programs and related materials to one (1) or more third parties, as directed by SiebelNet, and SiebelNet shall pay USi any reasonable fees or expenses incurred by in connection with such cooperation;


                                      13.

         17.3 Upon SiebelNet's request, USi shall return to SiebelNet, or deliver to one (1) or more third parties, as directed by SiebelNet, all copies of the Programs, Documentation, SiebelNet Confidential Information, and all other materials and items belonging to SiebelNet or its suppliers; and

         17.4 Upon SiebelNet's request, with respect to any third party contracts applicable to the Services, including without limitation any contracts for maintenance, disaster recovery services, and other third party services, USi shall transfer or assign such contracts to SiebelNet or its designees, on terms and conditions acceptable to both parties, to the extent permitted by the terms thereof and at USi's expense.

         17.5 Upon SiebelNet's request, USi shall continue to provide Services for each User for the duration of the term of the then-current User Agreement for such User, in accordance with the terms of such User Agreement, PROVIDED that SiebelNet continues to pay USi under Section 5.3 ("Payment") of the Agreement for the provision of any Services associated with such User for the duration of the term of the then-current applicable User Agreement, and the licenses granted by SiebelNet pursuant to Section 3.3 ("Program License") hereunder shall survive during such period to the extent necessary to provide such transition services.

18.      DAMAGES.

         18.1 LIMITATION. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SIEBELNET AGREES THAT USI'S LIABILITY UNDER THIS AGREEMENT TO SIEBELNET WHICH ARISES SOLELY IN CONNECTION WITH AN ACTION BROUGHT BY A USER AGAINST SIEBELNET PURSUANT TO A USER AGREEMENT SHALL NOT EXCEED THE AMOUNT BY WHICH SIEBELNET'S LIABILITY TO SUCH USER IS ENFORCEABLY LIMITED PURSUANT TO SUCH USER AGREEMENT, PLUS ANY ASSOCIATED FEES AND COSTS REASONABLY INCURRED BY SIEBEL IN DEFENSE OF SUCH USER CLAIM.

         18.2 EXCLUSIONS. The limitations or exculpations of liability set forth in Subsection 18.1 ("Limitation") shall not apply to: (a) indemnification for third party claims as set forth in Section 14 ("Indemnification"); (b) liability resulting from the willful misconduct of a party, or (c) the violation or infringement by either party of the other party's intellectual property rights.


                                      14.

19.      GENERAL.

              19.1 NOTICES. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall be sent by telecopy to the number specified below. A copy of any such notice shall also be sent by registered express air mail on the date such notice is transmitted by telecopy to the address specified below:

              In the case of SIEBELNET:

              Kevin Johnson, Esq.
              Vice President, Legal Affairs
              Siebel Systems, Inc.
              1855 South Grant Street
              San Mateo, CA 94402
              Fax: 650-295-5116

              With a COPY to:

              Eric Jensen, Esq.
              Cooley Godward LLP
              3000 Sand Hill Road
              Suite 230
              Menlo Park, CA  94025-7116
              Fax: 650-854-2691

              In the case of USi:

              Mr. Christopher R. McCleary
              Chairman & Chief Executive Officer
              USinternetworking, Inc.
              One USi Plaza
              Annapolis, MD 21401-7478
              Fax: 410-263-8645

              With a copy to:

              William T. Price
              Vice President, General Counsel
              USinternetworking, Inc.
              One USi Plaza
              Annapolis, MD 21401-7478
              Fax:  410-263-8645

    Either party may change its address or telecopy number for notification purposes by giving the other party notice of the new address or telecopy number and the date upon which it will become effective.

                                      15.

            19.2 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

            19.3 HEADINGS. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

            19.4 RELATIONSHIP. The performance by USi of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, shall create or imply an agency relationship between SiebelNet and USi, nor shall this Agreement be deemed to constitute a joint venture or partnership between SiebelNet and USi. Each party assumes sole and full responsibility for its acts and the acts of its personnel. Neither party shall have the authority to make commitments or enter into contracts on behalf of, bind, or otherwise oblige the other party except for the limited agency expressly provided for herein. Subject to the performance by each party of its obligations hereunder, each party shall be free to pursue other business opportunities, to enter into other agreements, and to develop and market such goods and services as such party may wish without notice or payment to, or permission from, the other party.

            19.5 SEVERABILITY. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole or this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

            19.6 WAIVER. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

            19.7 PUBLICITY. Except as otherwise required by law or regulation, neither party shall use the other party's name, trademarks, or service marks or refer to the other party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, including, but not limited to, in any promotional or marketing materials or business presentations without obtaining prior consent from the other party for each such use or release.

            19.8 ENTIRE AGREEMENT. This Agreement and each of the Exhibits, which are hereby incorporated by reference into this Agreement, is the entire agreement between the parties with respect to its subject matter, there are no other representations, understandings, or agreements between the parties relative to such subject matter, and this Agreement supersedes and merges all prior and contemporaneous agreements, understandings and communications between the parties with respect to this subject matter, including without limitation the Preliminary Agreement. The parties further agree that to the extent the terms of this Agreement are inconsistent with the terms of the Existing Agreement, the Existing Agreement is hereby amended in such respects.

                                      16.

         19.9 AMENDMENTS. No amendment to, or change, waiver, or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

         19.10 SURVIVAL. The terms of Section 1 ("Definitions"), Section 2 ("Existing Agreement"), Subsection 3.5 ("No Reverse Engineering"), Section 7 ("Taxes"), Section 10 ("Records and Audits"), for the duration provided therein, Section 11 ("Confidential Information"), Section 13 ("Representations and Warranties"), Section 14 ("Indemnification"), Subsection 16.2(c) ("Effect of Termination"), Section 17 ("Transition Services"), Section 18 ("Damages") and Section 19 ("General") shall survive the expiration or termination of this Agreement for any reason.

         19.11 NO THIRD PARTY BENEFICIARIES. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than SiebelNet, Siebel Systems, Inc. or USi. The parties acknowledge that Siebel is a third party beneficiary with respect to Section 2 of this Agreement.

         19.12 CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California without regard to conflicts of law principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. All disputes arising under this Agreement shall be brought in the State and Federal Courts located in Santa Clara County, as permitted by law, and the parties hereby consent to the personal jurisdiction of such courts.

         19.13 FURTHER ASSURANCES. SiebelNet and USi covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of SiebelNet and USi will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

         19.14 INTERPRETATION OF DOCUMENTS. The parties understand and agree that this Agreement has been fully reviewed and negotiated by both parties and their attorneys, and that it shall not be interpreted to favor or disfavor either party based on the authorship thereof.

         19.15 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of any Force Majeure Event. SiebelNet and USi shall work together in good faith with Sequent to establish a satisfactory disaster recovery plan for Force Majeure Events. Once that plan is established and agreed to by all parties, SiebelNet shall have the option of terminating this Agreement if the total outage time resulting from such event is greater than that allowed for in the established plan.

         19.16 ASSIGNMENT. USi may not assign this Agreement in whole or in part without the prior written permission of SiebelNet; provided, however, that USi may assign this Agreement to an entity which acquires all or substantially all of USi's assets or capital stock, unless such acquiring entity is reasonably deemed by SiebelNet to be a competitor of SiebelNet or its Affiliates. SiebelNet may assign this Agreement in whole or in part upon notice to USi, unless such assignee is reasonably deemed by USi to be a competitor of USi or any of its wholly owned subsidiaries.

                                      17.

         IN WITNESS WHEREOF, the parties have executed this SiebelNet Agreement as of the date first above written.

SIEBELNET, INC.                   USINTERNETWORKING, INC.


By: /s/Jeffrey T. Amann           By:/s/William T. Price
   --------------------------        --------------------------

Title: Secretary                  Title: Vice President, Secretary &
                                         General Counsel
      -----------------------           -----------------------

Date:  January 31, 1999           Date: January 31, 1999
     ------------------------          ------------------------


                                      18.

                                                                  Exhibit 10.26
                                                                  Appendix A

                             TERMS OF THE EXISTING
                             AGREEMENT INCORPORATED
                                  BY REFERENCE

1.17 "USERS" shall mean the named or specified (by password or other user identification) individuals authorized by Customer to use Programs, regardless of whether the individual is actively using the Programs at any given time. The maximum number of Users that may use or access the Programs is specified in the Order Form. Users may include the employees of Customer or third parties; PROVIDED that such third party is limited to use of the Programs (i) only as configured and deployed by Customer, and (ii) solely in connection with Customer's provision of outsourcing services to such third party. Customer agrees that it is responsible for ensuring that any third party usage is in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, Users shall exclude any individuals employed by, or acting on behalf or under the direction of, a direct competitor of Siebel.

9.1 NONDISCLOSURE. Each party may have access to information that is confidential to the other party ("Confidential Information"). Siebel's Confidential Information shall include, but not be limited to, the Programs, Documentation, formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, the terms and pricing under this Agreement, and all information clearly identified in writing at the time of disclosure as confidential. Customer's Confidential Information shall include, but not be limited to, its software programs, formulas, methods, know-how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, and all information clearly identified in writing at the time of disclosure as confidential. Confidential Information includes all information received from third parties that either party is obligated to treat as confidential and oral information that is identified by either party as confidential.

A party's Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information; or (v) is required to be disclosed by law or valid order of a court or other governmental authority; PROVIDED, HOWEVER, that the responding party shall first have given notice to the other party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party (except third parties who are Users as defined hereunder) or to use each other's Confidential Information for any purpose other than in the performance of this Agreement.

Customer shall not disclose the results of any performance tests of the Programs to any third party without Siebel's prior written approval. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in breach of this Agreement. The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of three (3) years thereafter; provided, however, that with respect to source code, the Siebel Data Model Reference Manual, the Siebel Data Mart Data Model Reference, and other highly sensitive confidential information clearly identified as such at the time of disclosure by either party, the nondisclosure obligations set forth herein shall continue indefinitely. Each party's additional obligations regarding the Siebel Data Model Reference Manual and Siebel Data Mart Data Model Reference are set forth in EXHIBIT C. Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section 9.1 and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement.

This Section 9.1 constitutes the entire understanding of the parties and supersedes all prior or contemporaneous agreements, representations or negotiations, whether oral or written, with respect to Confidential Information.

ADDITIONAL TERMS AND CONDITIONS:

(4) VOLUME PURCHASE ARRANGEMENT FOR SERVICES. Provided Customer has timely paid all Program License fees as provided herein and has fulfilled all other material obligations under this Agreement, Customer shall be eligible for the following discounts on Services provided under this Agreement. For purposes of this provision, "Services" eligible for discount shall include Consulting Services provided by Siebel, Consulting Services subcontracted to Siebel by Customer for delivery to Customer's Users, Training Services delivered to Customer, Technical Account Management Services delivered to Customer, and other Services delivered to Customer. Maintenance and Support Services shall not be included in Services or otherwise be eligible for discount under this provision. Customer and Siebel shall meet at least quarterly to review achievement against discount milestones to help insure that accurate invoicing occurs.

     (a) ELIGIBILITY FOR DISCOUNTS THROUGH JUNE 15, 1999. Customer agrees to purchase a minimum of [CONFIDENTIAL TREATMENT] in net Services from Siebel before June 15, 1999. Based on this purchase commitment, Siebel will provide Services to Customer at a discount of [CONFIDENTIAL TREATMENT] off Siebel's then-current list price for Services. If Customer does not purchase at least [CONFIDENTIAL TREATMENT] in net Services by June 15, 1999, Customer shall pay
          Siebel the difference between the list price and the discounted amount for Services provided as of that date and Customer shall not be eligible for any discount on Services going forward. Once Customer has purchase certain amounts of net Services, Customer shall be eligible for the following discounts off Siebel's then-current list price for Services, on a going-forward basis:


            NET SERVICES PURCHASED      DISCOUNT
           -----------------------      --------
            [CONFIDENTIAL TREATMENT]    [CONFIDENTIAL TREATMENT]


     (b) ELIGIBILITY FOR DISCOUNTS FROM JUNE 16, 1999 THROUGH JUNE 15, 2000. The total amount of net Services Customer has purchased as of June 15, 1999 shall determine the level of discount for which Customer shall be eligible from June 16, 1999 through June 15, 2000, as set forth below.


            NET SERVICES PURCHASED AS OF JUNE 16, 1999      DISCOUNT
            ------------------------------------------      --------

            [CONFIDENTIAL TREATMENT]                        [CONFIDENTIAL TREATMENT]



(5) PURCHASE OF PROGRAM LICENSES FOR ADDITIONAL USERS OF THE PROGRAMS SET FORTH IN THE ORDER FORM ON OR BEFORE JUNE 15, 2001. Provided Customer has timely paid all Program License fees as provided herein and has fulfilled all other material obligations under this Agreement, Customer may purchase Program Licenses of the Programs set forth in this Order Form at a discount of [CONFIDENTIAL TREATMENT] from the then current list price for such Programs; provided: (i) Customer's purchase must represent a binding non-cancelable commitment on its part with no additional terms and conditions and must be in a minimum net amount of no less than [CONFIDENTIAL TREATMENT] (ii) Customer must deliver a signed Order Form (substantially in the form of this EXHIBIT A) to Siebel on or before June 15, 2001, (iii) Customer agrees to purchase Maintenance Services relating to such additional licenses at the then current standard price for such services, and (iv) the total Program License fees relating to such additional licenses shall be due and payable net 30 days from the delivery of such Programs to Customer.

                                      2